Exhibit 4(p)

                       INTEGRATED MEDICAL RESOURCES, INC.
                           NOTE AND WARRANT AGREEMENT


         This Agreement is made effective as of June 30, 1998, among Integrated Medical Resources, Inc., a Kansas corporation (the "Company"), with its principal office at 11320 West 79th Street, Lenexa, Kansas 66214 and the Investors set forth on the signature page hereto (collectively, the "Investors").

         1.       Sale and Issuance of the Notes and the Warrants.

                  1.1 Loan and Issuance of Notes. The Investors severally agree, on the terms of and subject to the conditions specified in this Agreement, to lend to the Company the sum set forth on the signature pages of this Agreement. Each Investor's loan shall be evidenced by a convertible subordinated promissory note (the "Note") dated as of the Closing Date in the form attached hereto as Exhibit A. These Notes, together with the other notes issued pursuant to this Agreement, are collectively referred to as the "Notes." The securities into which the Notes are convertible are referred to as the "Conversion Stock."

                  1.2 Warrants. Upon execution hereof, the Company shall issue to each Investor a Stock Purchase Warrant (the "Warrant") dated as of the Closing Date in the form attached hereto as Exhibit B to purchase a number of the class and/or series of shares of the Company's capital stock issued in the Next Financing (as defined in the Note). The capital stock expected to be issued in the Next Financing is Common Stock of the Company. These Warrants, together with the other stock purchase warrants issued pursuant to this Agreement, are collectively referred to as the "Warrants." The securities for which the Warrants are exercisable are referred to as the "Exercise Stock." The Notes and the Conversion Stock, and the Warrants and the Exercise Stock, are collectively referred to as the "Securities."

                  1.3 Delivery. Upon execution hereof, the Company shall deliver to each Investor a Note in the principal amount set forth on the signature pages hereof and a Warrant to purchase shares of the Company's capital stock. The Investor shall deliver the amount of such Investor's loan as set forth on the signature pages hereof.

         2.       The Company's Representations and Warranties.

                  The Company hereby represents and warrants to the Investors as follows:

                  2.1 Organization and Standing. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of Kansas and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a materially adverse impact on the business or financial condition of the Company taken as a whole.

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                  2.2 Corporate Power. The Company will have at the Closing Date all requisite legal and corporate power to execute and deliver this Agreement, to sell and issue the Notes and the Warrants hereunder, to issue the Warrant Shares upon exercise of the Warrants, to issue the Conversion Stock issuable upon conversion of the Notes and the Warrant Shares and to carry out and perform its obligations under the terms of this Agreement.

                  2.3 Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the sale and issuance of the Notes and Warrants and the performance of the Company's obligations under this Agreement, the Notes and the Warrants will be taken prior to the Closing. This Agreement, each Investor's Note and each Investor's Warrant are valid, binding and enforceable obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights and to the availability of the remedy of specific performance.

         3. Representations, Warranties of the Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Note and the Warrant and upon conversion of the Note and upon exercise of the Warrant as follows:

                  3.1 Binding Obligation. Each of this Agreement, the Note and the Warrant issued to the Investor is a valid, binding and enforceable obligation of the Investor, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights and to the availability of the remedy of specific performance.

                  3.2 Investment Experience. The Investor is either an accredited investor within the meaning of Regulation D prescribed by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), or (by virtue of the Investor's experience in evaluating and investing in private placement transactions of securities in companies similar to the Company) the Investor is capable of evaluating the merits and risks of the Investor's investment in the Company and has the capacity to protect the Investor's own interests.

                  3.3 Investment Intent. The Investor is acquiring the Securities for investment for the Investor's own account and not with a view to, or for resale in connection with, any distribution thereof. The Investor understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

                  3.4 Rule 144. The Investor acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act, or unless an exemption from such registration is available. The Investor is aware of the provisions of Rules 144 and 144A promulgated under the Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

                  3.5 Discussions with Management. The Investor has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's management and to review the Company's facilities.

         4.       Registration Rights.


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                  4.1  Grant  of  Rights.  The  Company  hereby  grants  to  the
Investors, with respect to the "Registrable Securities" (as defined below) the Registration Rights set forth in the Company's Investors Rights Agreement entered into in connection with the Company's December 1995 financing (as the same may be have been amended to date). Each Investor hereby agrees to be bound by and subject to the Investors Rights Agreement. For purposes hereof, Registrable Securities shall mean the Common Stock issued or issuable upon (i) conversion of the Notes and (ii) exercise of the Warrants.

                  4.2 Acceptance by Investor. Each Investor accepts the grant of registration rights in the Restated Investors Rights Agreement and hereby agrees to be bound by and subject to the aforementioned sections of the Restated Investors Rights Agreement.

         5. Cancellation of Call. The Investors, pursuant to that certain Letter Agreement dated June 9, 1998 (the "Letter Agreement"), have granted to the Company the right to require the Investors, (a "Call") at the Company's option, to exercise certain existing warrants and options to purchase shares of the Company's common stock held by the Investors. To the extent of the loan made by an Investor pursuant hereto, the Company's right to Call pursuant to the Letter Agreement shall terminate. For example, after all of the loans are made, based upon the amounts described on Exhibit C hereto, Institutional Venture Partners VI Limited Partnership and its affiliates, would have an aggregate obligation of $16,068.45 and Frazier Healthcare II L.P. would have an obligation of $87,049.85. The Investors acknowledge that the warrants and options subject to the Letter Agreement are as set forth on Exhibit C hereto.

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         6.       Miscellaneous.

                  6.1 Waivers and Amendments. With the written consent of the record holders of more than 50% of the principal amount of Notes then outstanding, the obligations of the Company and the rights of the holders of the Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid percentage of the principal amount of Notes the holders of which are required to consent to any waiver or supplemental agreement. Upon the effectuation of each such waiver, consent, agreement, amendment or modification the Company shall promptly give written notice thereof to the record holders of the Securities who have not previously consented thereto in writing. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing.

                  6.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Kansas as such laws are applied to agreements between Kansas residents entered into and to be performed entirely within Kansas.

                  6.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the execution hereof.

                  6.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                  6.5 Entire Agreement. This Agreement (including the exhibits attached hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  6.6 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed (a) if to the Investor, at the Investor's address set forth on the signature page of this Agreement, or at such other address as the Investor shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Securities who has so furnished an address to the Company, or (b) if the Company, at its address set forth at the beginning of this Agreement, or at such other address as the Company shall have furnished to the Investor and each such other holder in writing.

                  6.7 Separability of Agreements; Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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                  6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

         IN WITNESS WHEREOF, the parties have caused this Note and Warrant Agreement to be duly executed and delivered as of the day and year first written above.

THE COMPANY:                         INTEGRATED MEDICAL RESOURCES, INC.



                                     By:  /s/ E. Stanley Kardatzke

                                     Name:  E. Stanely Kardatzke

                                     Title: Chairman and CEO



THE INVESTORS:

INSTITUTIONAL VENTURE PARTNERS VI LIMITED PARTNERSHIP

         By Institutional Venture Management VI, its General Partner


By:
Name:    Samuel D. Colella,
Title:   General Partner

         Amount of Loan:                    $ 470,000.00




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IVP FOUNDERS FUND I

         By Institutional Venture Management VI, its General Partner


By:
Name:    Samuel D. Colella,
Title:   General Partner

         Amount of Loan:                    $ 20,000.00


INSTITUTIONAL VENTURE MANAGEMENT VI


By:
Name:    Samuel D. Colella,
Title:   General Partner

         Amount of Loan:                    $ 10,000.00

3000 Sand Hill Road, Bldg. 2, Suite 290
Menlo Park, California  94025


FRAZIER HEALTHCARE II L.P.

         By FHM II LLC, its General Partner

         By Frazier Management LLC, its Managing Member


By:
Name:    Alan D. Frazier
Title:   Member

         Amount of Loan:                    $ 300,000.00

Two Union Square, Suite 2110
Seattle, WA  98101



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